Exhibit 16.1

August 14, 2006

United States Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re: Alternative Energy Sources, Inc.

Dear Sirs/Madams:

We have read the statements in Item 4.01 of Form 8-K of Alternative Energy Sources, Inc. dated August 10. 2006. We agree with the statements concerning our firm in such Form 8-K.

Yours truly,

Stark Winter Schenkein & Co., LLP

Stark Winter Schenkein & Co., LLP